UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 17, 2006
Date of Report (date of Earliest Event Reported)

NEWTEK BUSINESS SERVICES, INC.
(Exact Name of Company as Specified in its Charter)

NEW YORK	001-16123	11-3504638
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

462 Seventh Avenue, 14th floor, New York, NY 10018
(Address of principal executive offices and zip code)

(212) 356-9500
(Company’s telephone number, including area code)

NEWTEK CAPITAL, INC.
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01 Securities and Trading Markets.

On May 16, 2006 Newtek Business Services, Inc. notified the Nasdaq Listing Qualifications Department (the “Staff”) that it would be unable to make a timely filing of its Quarterly Report on Form 10-Q for the period ending March 31, 2006 and that, as a result, Newtek was not in compliance with requirements under NASDAQ Marketplace Rule 4310(c)(14). By letter dated May 17, 2006, the Staff confirmed the foregoing non-compliance, and a copy is attached as Exhibit 99.1. Nasdaq Marketplace Rule 4310(c)(14) requires that issuers are current in their public filings.

Newtek filed its Annual Report on Form 10-K on May 11, 2006 subsequent to the required filing date of March 31, 2006 and had been notified by the Staff that its common shares were subject to delisting from the Nasdaq Stock Market. In response, Newtek has filed its request for a hearing in accordance with applicable Nasdaq Marketplace Rules. A hearing before the Nasdaq Listing Qualifications Panel has been scheduled for June 1, 2006 in Washington, D.C. at which time a determination will be made as to the action to be taken; the Staff letter of May 17, 2006 indicates that this hearing will address the non-compliance due to the Quarterly Report filing as well.

Newtek anticipates filing its March 31 Quarterly Report on or before July 14, 2006 and its June 30 Quarterly Report in a timely manner. The company is not aware of any other matter which would prevent it from continued listing on the Nasdaq Stock Market, however, there can be no assurance that the Panel will grant the company’s request for continued listing.

ITEM 8.01 Other Events.

On May 23, 2006 Newtek Business Services, Inc. issued a press release regarding the receipt of the above-referenced Staff determination of May 17, 2006, a copy of which press release is attached as Exhibit 99.2 hereto and incorporated herein by reference.

ITEM 9.01. Financial Statements and Exhibits

(c)	Exhibits

99.1	Letter to Newtek from Nasdaq Listing Qualification Department, May 17, 2006

99.2	Press release, Newtek Receives Nasdaq Delisting Determination, April 24, 2006

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NEWTEK BUSINESS SERVICES, INC.

Date: May 23, 2006	/s/ Barry Sloane
Barry Sloane
Chairman of the Board, Chief Executive Officer, and Secretary